Exhibit 10.2

                          EXCLUSIVE LICENSING AGREEMENT

This Exclusive Licensing Agreement ("Agreement") is made as of July 12, 2005 by and between Biowell Technology Inc., a company duly incorporated and organized under the laws of Taiwan, Republic of China ("ROC"), having its principal office at 18F, No. 959, Chung-Cheng Rd., Chung-Ho City, Taipei County, Taiwan, 235 ROC (hereinafter referred to as "Biowell"), APDN (B.V.I.) Inc., a corporation duly incorporated under the laws of the British Virgin Islands, with an office located at Nemours Chambers, P.O. Box 3170, Road Town, Tortola, British Virgin Islands ("Licensor") and Applied DNA Sciences, Inc., a corporation duly incorporated under the laws of the State of Nevada, United States of America having its principal office at 9229 West Sunset Blvd., Suite 830, Los Angeles, California 90069, USA ("APDN"). RECITALS

     A. Pursuant to that certain Asset Purchase Agreement, dated as of December 22, 2004, (the "Asset Purchase Agreement"), Biowell transferred certain of its assets and liabilities to Rixflex Holdings Limited, a corporation formed under the laws of the British Virgin Islands, the shares of which are owned by the majority existing shareholders for the interests of all of the shareholders of Biowell ("Rixflex").

     B. Biowell and APDN are parties to a Stock Purchase Agreement, dated as of January 28, 2005 (the "Purchase Agreement"), providing for, among other things, the acquisition by APDN of all of Biowell's intellectual property used in, useful to or relating to the Business.

     C. The acquisition of Biowell's intellectual property as contemplated by the Purchase Agreement was accomplished by a merger of Rixflex with and into Licensor, a wholly owned subsidiary of APDN (the "Merger").

     D. Licensor (i) has acquired the Intellectual Property and Intellectual Property Rights from Biowell as a result of the Merger and/or (ii) owns various technologies, proprietary knowledge, patents, patent applications, marketing rights and expertise including, without limitation, various DNA based anti-counterfeiting technologies, (all collectively hereafter referred to as the "Technology"). Licensor desires to exclusively license the right to manufacture, market, sell and sub-license the Technology, Product Materials, and Licensed Products (all as hereinafter defined) to Biowell in the Biowell Territory, as defined in Exhibit 1 attached.

     E. APDN desires to have and Biowell hereby agrees to grant, the perpetual option to purchase finished Licensed Products and other Product Materials from Biowell for resale and other purposes. Biowell agrees to supply these finished Licensed Products and other Product Materials to APDN in accordance with the terms of this Agreement.

     F. APDN may choose to build lab(s) at its own cost for the purpose of manufacturing APDN Products and analyzing, selling and testing the APDN Products, Technology and Product Materials. Biowell agrees during the term of its license hereunder to fully support APDN, provided that it is reimbursed for all reasonable costs incurred by it in providing these support activities.

                                   DEFINITIONS

     Unless the context requires otherwise, whenever used in this Agreement the following terms and expressions shall have the following meaning:

     "APDN Products" means products incorporating the Technology or Product Materials that are manufactured by APDN.

     "Agreement" means this agreement including the Exhibits, as they may be amended from time to time.

     "Biowell  Territory"  means  the  territories   specified  as  the  Biowell
Territory in Exhibit 1.

     "Business" means business of developing and manufacturing DNA markers to protect corporate and intellectual property from counterfeiting, fraud, piracy, product diversion or unauthorized intrusion

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the city of Taipei or New York are authorized by law to close.

     "Business Methods" means business methods developed, licensed to, and/or owned by Licensor or Biowell relating to the Technology and Products.

         "Confidential Information" includes all information, whether written or oral, in whatever form disclosed by the parties, concerning any technologies, products, developments, business methods, business plans, marketing, investment, management, financial and other business affairs in connection with all matters relating to or arising out of this Agreement, including without limitation, its contemplated methods of doing business in the future, its past and present, and future research and development, test information, product information and service information, as well as customer and sales information, the Technology, the Business Methods and Know-How.

     "Customers" means any natural or legal person(s) or entities primarily solicited by Biowell under this Agreement in the Biowell Territory.

     "Delivery Date" means the date specified by APDN or Biowell, as the case may be, in a Purchase Order on which a Licensed Product or Product Material is required to be delivered by Biowell to APDN or by APDN to Biowell, as the case may be.

     "Intellectual Property" means the intellectual property (other than with respect to "off-the-shelf" or other third party software which is generally commercially available) of Licensor and is used in the conduct of the Business as presently conducted or as presently proposed to be conducted, including, computer programs and other computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), inventions, patents, patent applications, designs, samples, specifications, schematics, Know-how, Confidential Information, trade secrets, proprietary processes and formulae, and development tools, promotional materials, databases, customer lists, supplier, vendor and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, processes, devices and facilities for manufacturing (including sequencing, imprinting and incorporating DNA), stabilizing DNA, encapsulating DNA, immobilizing DNA, purifying DNA, extracting DNA, detecting the presence of DNA and any DNA sequence, or fragment thereof, the subject of any experiment, test, work, or investigation undertaken by Licensor, and any DNA sequence corresponding to a sample of DNA, isolated or otherwise, at any time stored, secured or employed by Licensor, and all validation and testing procedures related thereto

     "Intellectual Property Rights" means all Patents, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights (both registered and unregistered, the "Copyrights"), copyright applications and trade secrets of Licensor with respect to Intellectual Property.

     "Know-How" means all information and materials owned by, or licensed to, Licensor in conducting its business, including any product specifications, technical knowledge, expertise, skill, practice, inventions, procedures, trade secrets, equipment arrangements, Confidential Information, and other data, market studies and all other experience and know-how, in tangible or intangible form, whether or not patented or patentable; provided, however, that except as set forth above with respect to equipment arrangements, Know-how shall not include (i) any plant, property, equipment or employees, and (ii) any items to the extent that any applicable law prohibits their transfer.

     "Licensed Products" means products, as described in Exhibit 3 (which may be amended from time to time), manufactured by Biowell incorporating the Technology and/or Product Materials.

     "Net Sales" means Licensee's or any sub-licensee's total gross billings for sales, leases, licenses or other dispositions of Technology, Product Materials, Licensed Products or APDN Products, as the case may be, to any party (including, gross billings for sales or other dispositions thereof to Licensor, APDN and any affiliate thereof notwithstanding the fact that such sale or disposition is outside of the Biowell Territory) which is not an affiliate, less the following deductions where factually applicable: (a) discounts (other than advertising allowances, fees or commissions to salesmen or sales representatives), credits, rebates and other allowances allowed and taken; (b) transportation and insurance charges separately billed to the customer or prepaid; (c) special outbound packing separately billed to the customer or prepaid; (d) sales, use, turnover, and similar taxes and customs duties imposed upon and with specific reference to the particular sales of Licensed Products, excluding income tax of Licensee; (e) amounts refunded or credited for returned merchandise.

     "Product Materials" means any and all raw materials required to manufacture the Licensed Products or APDN Products.

     "Purchase Order" means an order for Licensed Products that APDN submits and Biowell accepts or an order for APDN Products that Biowell Submits and APDN accepts, as the case may be. All Purchase Orders will be gathered and controlled by the terms of this Agreement unless otherwise agreed to in writing by Biowell and APDN, as the case may be.



                          1. Grant of Exclusive Right

1.1 Subject to the terms and conditions of this Agreement and for so long as Biowell is in compliance with all of its obligations hereunder, Licensor hereby grants an exclusive right for Biowell to: (a) use the Technology in connection with the manufacture of Licensed Products in the Biowell Territory; and (b) sell the Licensed Products manufactured by Biowell or APDN Products purchased from APDN in the Biowell Territory; and (c) sub-license the Technology for the purpose of manufacturing and selling Licensed Products in the Biowell Territory (collectively, "Exclusive License"). Except as provided for herein, no express or implied licenses of any type for the Technology, Product Materials or Licensed Products shall be granted to Biowell.

1.2 Biowell acknowledges that the Technology is the sole and exclusive property of Licensor, subject to the license hereby granted. If during the term of this Agreement, Biowell, any sub-licensee (or any employee, consultant or agent thereof) or APDN makes any improvements, modifications, or alterations in or to the Technology, the Licensed Products, the Product Materials or the mode of using same related to the business of developing and manufacturing DNA markers to protect corporate and intellectual property from counterfeiting, fraud, piracy, product diversion or unauthorized intrusion then such party shall communicate such improvements, modifications, and alterations to the Licensor and such party hereby transfers and assigns to Licensor all right, title, and interest in and to the improvements, modifications and alterations, and such improvements, modifications and alterations shall become the sole and exclusive property of Licensor. Any technology or intellectual property developed or acquired by Biowell that does not relate to the business of developing and manufacturing DNA markers to protect corporate and intellectual property from counterfeiting, fraud, piracy, product diversion or unauthorized intrusion shall be the sole and exclusive property of Biowell.

1.3 Licensor hereby agrees to exclusively license to Biowell within the Biowell Territory any new improvements, modifications or alterations owned by Licensor or APDN related to the Technology, the Product Materials or the Licensed Products in this Agreement (related to the business of developing and manufacturing DNA markers to protect corporate and intellectual property from counterfeiting, fraud, piracy, product diversion or unauthorized intrusion) subject to the Parties' negotiations on terms and conditions mutually agreed on.

1.4 In order to maintain the exclusivity of rights granted to it in this Agreement, for each specific territory within the Biowell Territory, Biowell shall make Royalty payments to Licensor as set forth in Section 3.1 below. In each annual period Biowell shall achieve the Net Sales targets for each territory within the Biowell Territory as set forth in Exhibit 1 of this Agreement. Any sales of Licensed Products or APDN Products or any products utilizing the Product Materials or Technology made by directly by Licensor or APDN within the Biowell Territory shall count towards the Biowell's Net Sales target for such territory and Biowell shall not be required to pay any Royalty (as defined below) payments to Licensor for any such sales. For sales made by APDN into the Biowell Territory, APDN shall pay Biowell a Royalty equivalent to ten percent (10.0%) of its Net Sales (calculated by using the definition of Net Sales set forth in this Agreement). Subject to Section 1.6, Net Sales must be met in each territory and payment of the required Royalty shall not be considered sufficient consideration for the retention of rights of exclusivity.

1.5. On each Payment Date (as defined in Section 3.2 below), whether or not payment is received by Licensor on such Payment Date, or as otherwise may be agreed per territory in writing between the parties, and for as long as this Agreement remains in effect, Licensor and Biowell shall review Net Sales. In the event Biowell fails to meet its Net Sales obligations for any specific territory within the Biowell Territory, Licensor reserves the right, at its sole discretion as deemed reasonable under the circumstances, to:

     (i) If Biowell fails to attain its Net Sales target in a specific territory in any one (1) year period, Licensor may immediately terminate Biowell's exclusive rights as a licensee in such territory; and

     (ii) If Biowell fails to attain its Net Sales target in a specific territory for two (2) consecutive years, Licensor may terminate all of Biowell's rights as a licensee granted under this Agreement with respect to such territory.

1.6. Licensor shall not terminate or limit Biowell's rights, except for non-performance of its obligations under this Agreement, and as otherwise provided in this Agreement. In the event Biowell is notified in writing by Licensor of the non-performance of its obligations under this Agreement at any time during the period that this Agreement is in effect, Biowell shall be allowed a cure period of sixty (60) Business Days in which to address non-performance and to implement a remedy reasonably acceptable to Licensor; provided, that, in the event that such non-performance is with respect to payment of Royalties under this Agreement, such cure period shall be reduced to thirty (30) Business Days. 1.7 Subject to the requirements set forth in Section 1.4, under no circumstances will (i) APDN or any affiliate thereof or (ii) any sub-licensee approved by Licensor for a territory outside of the Biowell Territory or any affiliate thereof, market or sell in the Biowell Territory: (1) any Licensed Products, APDN Products, or any products utilizing the Product Materials or Technology; (2) any of its products that are competitive with the Licensed Products, (3) products bearing its name from third parties that are competitive with the Licensed Products or (4) products packaged or sold under a private label that are competitive with the Licensed Products; provided, that, it will not be considered a violation of the terms of this a Agreement in those cases where APDN, its sub-licensee, or affiliates of either, enter into an agreement with any multinational corporation or other organization (or a parent or affiliate thereof) headquartered outside of the Biowell Territory for the sale, lease or license of Technology, Product Materials, Licensed Products or APDN Products and such Technology, Product Materials, Licensed Products or APDN Products are subsequently transported into or used in the Biowell Territory by such corporation or organization.

1.8 Under no circumstances will (i) Biowell or any affiliate thereof or (ii) any sub-licensee approved by Licensor for a territory within the Biowell Territory or any affiliate thereof, market or sell: (1) products bearing its name from third parties that are competitive with the Licensed Products or (2) products packaged or sold under a private label that are competitive with the Licensed Products; provided, that, it will not be considered a violation of the terms of this Agreement in those cases where Biowell, its sub-licensee or affiliate of either, enters into an agreement with a multinational corporation or organization (or a parent or affiliate thereof) headquartered in the Biowell Territory for the sale, lease or license of Technology, Product Materials, Licensed Products or APDN Products and such Technology, Product Materials, Licensed Products or APDN Products are subsequently transported outside of the Biowell Territory by such corporation or organization. Biowell shall pay APDN a Royalty of ten percent (10.0%) of its Net Sales from all sales of Licensed Products, APDN Products or Product Materials made by Biowell or any sub-licensee of Biowell outside of the Biowell Territory

1.9 Each party shall provide reasonable telephonic and electronic mail ("e-mail") support to each other party on an as needed basis, during such party's regular business hours. Upon execution of this Agreement each party shall appoint a liaison to communicate with each other party, and the parties shall funnel their inquiries through such appointed liaison so as to minimize any disruption to the staff of each other party. Each party agrees to provide each other party with timely written notification containing the name and contact information for such liaison and when applicable, specific details of problems to enable such other party to diagnose such problems.

1.10 APDN may build a lab(s) at its own cost for the purpose of manufacturing, selling, analyzing, and testing the Technology, Product Materials and APDN Products. During the Initial Term and the Second Term, Biowell agrees to fully support APDN in these activities. It will provide professional guidance, technical support, engineering designs, plans, and all other pertinent documentation and information related to Biowell's facilities, products, and operations together with training, manuals, budgets, cost data and all other relevant disclosures. APDN will reimburse Biowell for all costs incurred by Biowell in providing these support activities.

                                     2. Term

2.1 Unless terminated in accordance with the terms of this Agreement and provided Biowell meets the performance requirements set forth on Exhibit 1, this Agreement shall be effective as of the date of execution of this Agreement and shall remain in effect for the remainder of the year 2005 and the five (5) calendar year period thereafter ("Initial Term"). In the event that Biowell meets the performance requirements set forth on Exhibit 1, this Agreement shall be automatically renewed for an additional five (5) calendar year period following the Initial Term ("Second Term"). Upon the expiration of the Second Term and if Biowell so requests, the Licensor shall negotiate in good faith with Biowell for further renewal of this Agreement or entering into a new license agreement under reasonable commercial terms and conditions.

2.2 In the event of circumvention of this Agreement by a party hereto, directly or indirectly; the circumvented party shall be entitled to a monetary payment equal to the maximum benefit it should have realized from such a transaction, plus any and all expenses including but not limited to all legal costs and expenses incurred to recover the lost revenue.

2.3 In the event of termination not attributable to Biowell, APDN will have the responsibility to continue to honor this Agreement with Biowell in respect of assisting Biowell to fulfill any outstanding agreements with Customers of Biowell.

                              3. Price and Payment

3.1 In consideration of the license granted to Biowell herein, Biowell shall pay Licensor a royalty ("Royalty" or "Royalties") equal to ten (10%) percent of the Net Sales of the Licensee for orders received by it subsequent to the date hereof. For the purpose of computing Royalties, (i) sales shall be regarded as made when payments are due under Biowell's normal commercial terms of sale, (ii) sales by a sub-licensee of Biowell shall be deemed sales by Biowell, (iii) sales in currencies other than U.S. dollars shall be converted to U.S. dollars at the foreign official conversion rate effective when payment is due and (iv) any sales for a financial consideration other than currency shall be subject to prior approval of Licensor for consideration acceptable to Licensor.

3.2 Royalties shall be paid by Biowell to Licensor on a semi-annual basis, within thirty (30) days after the end of such six (6) month period during the Initial term and Second Term; provided, that, with respect to the first payment of Royalties hereunder, payment shall be made on or prior to January 30, 2006, based upon Net Sales during the period commencing on the date hereof and ending on December 31, 2005. Commencing in January, 2006 and for each year of the Initial Term and the Second Term (and any additional extensions), Biowell shall pay Royalties to Licensor on or before July 30 and January 30 of each year, based upon Net Sales from the preceding six (6) month period (each, a "Payment Date").

3.3 Royalty payments shall be made to Licensor at its offices at the address set forth above, or by wire transfer of immediately available funds to such banking institution as Licensor may direct from time to time, in legal tender of the United States of America.

3.4 In addition to any other remedy available to the Licensor, if any payment due under this Agreement is delayed for reasons solely attributable to Biowell, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid amounts from and after the date on which the same was due at the rate of one and one half percent (1.5%) per month or any portion thereof. The obligation of Biowell to pay any amounts due hereunder shall be absolute, notwithstanding any claim which Biowell may assert against Licensor. Biowell shall not have the right to set off, compensate, or make any deduction from such payments whatsoever.

3.5 Together with payment of the Royalties, during the Term of this Agreement, Biowell agrees to submit written reports to Licensor stating, in each such report, (i) the total sales for the Biowell Territory and each territory within the Biowell Territory, by Biowell and all sub-licensees of Technology, Product Materials, Licensed Products and APDN Products for the previous six (6) month period, (ii) the total adjustments to such sales in connection with the determination of Net Sales for the Biowell Territory and each territory within the Biowell Territory, and (iii) the Royalty due thereon. In addition, Biowell shall deliver a written report to Licensor within ninety (90) days after the date of termination of this Agreement, stating in such report the information stated above that was not previously reported to Licensor and the Royalty due thereon, and shall accompany such report with payment of the amount of Royalties shown to be due therein.

3.6 Biowell agrees to keep, for at least three (3) years after expiration or termination of this Agreement, full and accurate books of account and records on Biowell's and all sub-licensee's sales of Technology, Product Materials, Licensed Products and APDN Products. Biowell also agrees to permit Licensor or its authorized representative, upon at least ten (10) days prior written notice, to conduct reasonable audits of Biowell's books, records and inventories to verify Biowell's performance, the total sales of Biowell and all sub-licensees from Technology, Product Materials, Licensed Products and APDN Products, the total adjustments to such sales in connection with the determination of Net Sales, the Royalty due thereon and the reports due under this Agreement. Unless otherwise agreed by the parties, such audits shall occur only during business hours at the offices of Biowell, dusirng the term of this Agreement and during the three (3) years immediately following the expiration or termination of this Agreement, and in no event exceed two (2) times per year. If any audit of Biowell's or any sub-licensee's books and records shows a discrepancy of more than five percent (5.0%) from payments and/or reports to Licensor, Biowell will in addition to payment of any unpaid amounts due as disclosed by the audit, immediately reimburse Licensor for the cost of the audit. A final audit may occur once during the year immediately succeeding expiration or termination of this Agreement. Any information provided to Licensor or its accountants pursuant hereto shall be treated as Confidential Information (hereinafter defined) of Biowell to be used only for the purpose of the examination in accordance with this Agreement and shall not be otherwise disclosed.

                             4. Biowell Obligations

4.1 Biowell will source, solicit, and attract potential Customers in the Biowell Territory for purchasing Licensed Products manufactured by Biowell using Product Materials and APDN Products purchased directly from APDN. Biowell shall promote, market, sell and sub-license the use of the Technology and the manufacture and sale of the Licensed Products and the APDN Products in the Biowell Territory to potential Customers. Biowell shall not bind Licensor or APDN to any express or implied legal obligation with any third parties, including Biowell's Customers, while Biowell is performing this Agreement. Biowell shall perform its obligations under this Agreement on its own behalf as an independent contractor and not as an agent or representative of APDN or Licensor.

4.2 Biowell will, at its expense or at the expense of its Customers, perform any and all post-sale servicing of any type for its Customers. APDN shall not be obligated to perform any support services to Biowell's Customers unless both parties agree otherwise in writing, and for which services APDN shall charge Biowell at cost plus ten percent (10.0%) and vice versa..

4.3 If any dispute arises in the Biowell Territory under this Agreement, Biowell will use its best efforts to limit the potential damages to APDN and Licensor that could be caused by the dispute. Further, Biowell will inform APDN and Licensor without undue delay of the nature of the dispute and comply with all reasonable directions of Licensor in relation thereto.

4.4 Biowell shall have the right to sub-license in the Biowell Territory in accordance with this Section 4.4. Specifically, Biowell shall have the right to authorize any third party to receive or utilize any benefit derived by Biowell under this Agreement. Each such authorization or sub-licensing must be approved by Licensor, which approval will not be unreasonably withheld and the sub-licensing agreement must be co-signed by Licensor. Pursuant to the sub-licensing agreement, a new sub-licensee shall comply in all respects with the same restrictions placed on Biowell by Licensor in this Agreement. For purposes of this Agreement, if Licensor consents to a sub-license, Biowell and sub-licensee shall be referred to as "Biowell". In addition to the Royalties paid to Licensor hereunder, promptly upon its receipt thereof, Biowell shall pay Licensor fifty (50.0%) of any fees, payments or consideration of any kind received by Biowell in connection with the grant of a sublicense.

4.5 Biowell shall have the right to sell in any unlicensed territory on a per sale basis upon its receipt, prior to any sale, of written authorization from Licensor. If an opportunity arises in a territory not presently licensed,

Biowell will seek such authorization, and if granted, Biowell will be required to pay a Royalty to Licensor for Licensed Products sold in such territory in the manner set forth herein. 5. Indemnity

5.1 Indemnity against any Third Party Claims. Subject to Article 13 hereof, each Party ("Indemnifying Party") will indemnify, defend, and hold the other Party, its officers, directors, agents, employees, and affiliates, ("Indemnity Parties") harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorney fees, costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnity Parties, arising out of any third party claim. Promptly after receipt by the Indemnity Parties of a threat of any action, or a notice of the commencement or filing of any action against which the Indemnity Party may be indemnified hereunder, the Indemnity Party shall give written notice thereof to Indemnifying Party; provided, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure prejudices the Indemnifying Party's defense thereof. Indemnifying Party shall have sole control of the defense and of all negotiations for settlement of such action. The
Indemnifying Party shall be permitted to enter into a settlement hereunder without the prior written consent of the Indemnity Party provided that the settlement does not result in any attribution of fault or create any liability or obligation on the part of the Indemnity Party and the Indemnity Party shall not enter into any settlement without the prior written consent of the Indemnifying Party. Nothing herein shall limit, diminish or otherwise affect in any way the indemnifications made by the parties pursuant to the Asset Purchase Agreement dated January 28, 2005 and all documents related thereto.


               6. Product & Product Materials Ordering Procedure,

                          Change Orders, & Cancellation

6.1 Agreement to Sell. Biowell, within the limitations contained in this Agreement, shall sell to APDN or other purchaser licensed by Licensor, such quantities of Licensed Product and other Product Materials as either may order in accordance herewith.

6.2 Purchase Orders. For as long as Biowell remains a source of Licensed Products and Product Materials, purchases thereof shall be initiated by written or electronically dispatched Purchase Orders referencing the quantity, the Licensed Product, applicable price, shipping instructions and requested Delivery Dates. All Purchase Orders for Products and other Product Materials placed hereunder shall be governed by the terms and conditions of this Agreement unless different terms and conditions of the Purchase Order are accepted by Biowell and acknowledged in writing. Biowell will use commercially reasonble efforts to accept each Purchase Order issued by APDN or other purchaser licensed by Licensor. Biowell will ship all Licensed Product or Product Materials within the "Lead Time" agreed to by the parties prior to the execution of this Agreement, unless the Purchase Order specifically states a delivery schedule different from such Lead Time and such delivery schedule is accepted in writing by Biowell. Biowell shall sell to APDN, or other purchaser licensed by Licensor, all Licensed Products and Product Materials at a price equal to the lowest price and on the best terms, including cash discounts for early payment, or any other discounts, credits or financial incentives then offered by it to any third party with respect to the sale of a Licensed Product or other Product Material. If Licensed Products or Product Materials are sold to any third party at a price that is less than the price then being charged to APDN and/or other purchaser licensed by Licensor, then such party, on a going forward basis, shall be entitled to (i) purchase any Licensed Products or Product Materials at such lower price until such time as Biowell is no longer offering such Licensed Products or Product Materials at such lower price and (ii) if APDN or any other purchaser licensed by APDN purchased any Licensed Products or Product Materials during the period when Biiowell was charging such lower price, Biowell shall promptly refund or credit to such party the difference between the higher price and the lower price.

6.3 Purchase Order Information. Purchase Orders shall, to the extent necessary for Biowell to fulfill the terms thereof, include: (i) description of Licensed Products and other Product Materials, (ii) quantity of Licensed Products and/or other Product Materials, (iii) price per unit of Licensed Products and other Product Materials (iv) total order price, (v) Delivery Date, and (vi) delivery location. Except as otherwise explicitly provided in this Agreement, any changes to or rescheduling of an accepted Purchase Order must be mutually agreed and incorporated into a written Change Order referencing the original Purchase Order.

6.4 Confirmation. Within seven (7) calendar days of its receipt of the Purchase Order, Biowell will use its commercially reasonable efforts to send written notice of acceptance or rejection of the Purchase Order ("Confirmation/Rejection").

6.5 Delivery Terms. All Licensed Products delivered by Biowell shall be FOB (Taipei, Taiwan, ROC) or other place of shipment as specified in writing by APDN or other purchaser licensed by Licensor and agreed to by Biowell. Biowell may ship partial orders provided Biowell notifies APDN or such other purchaser and both agree prior to shipment. The Purchase Order shall specify the carrier or means of transportation or routing, and Biowell will comply with such instructions. If the order fails to provide shipping instructions, Biowell shall select the best available carrier, on a commercially reasonable basis.

6.6 Change Orders and Rescheduling. Any modification to a Purchase Order shall be made in writing by an authorized representative of APDN or other purchaser licensed by Licensor, as the case may be ("Change Order"), and sent to Biowell, and such Change Order shall be subject to acceptance or rejection in writing by Biowell within seven (7) calendar days of its receipt thereof and shall not be binding until such acceptance. 6.7 APDN agrees to reciprocate to Biowell all terms and conditions set forth in this entire Section 6 in the event that Biowell or its sub-licensee desires to purchase APDN Products.

                      7. Non-competition & Non-solicitation

7.1 During the term of this Agreement, neither APDN, Licensor, or any of their affiliates shall solicit Customers in the Biowell Territory. APDN, Licensor or any of their affiliates shall use commercially reasonable efforts to promptly refer any entity to Biowell that is interested in Licensed Products, Technology, Product Materials, or APDN Products using or transporting the Licensed Products, Technology, Product Materials or APDN Products into the Biowell Territory. During the term of this Agreement, Biowell and its sub-licensees shall not solicit Customers outside of the Biowell Territory and shall use commercially reasonable efforts to promptly refer any entity to APDN that is interested in Licensed Products, Technology, Product Materials, or APDN Products using or transporting the Licensed Products, Technology, Product Materials or APDN Products into the APDN Territory.

7.2 During the term of this Agreement, each of Biowell, Licensor and APDN shall not, without the prior written consent from the other party, directly or indirectly (including without limitation, through any affiliate of either party), (i) solicit or request any person who is at the time an employee of or a consultant of the other party to leave the employment of or terminate such person's relationship with that party or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the applicable party any such person.

7.3 During the term of this Agreement, each of Biowell, Licensor and APDN shall not, directly or indirectly (including without limitation, through any affiliate of either party) (i) solicit any existing customer of the other party, (ii) intentionally attempt to limit or interfere with any business agreement or relationship existing between either party and/or its affiliates with any third party; or (iii) disparage the business reputation of the other party (or its management team) or (iv) take any actions that are harmful to the other party's goodwill with its customers, providers, vendors, employees, the media or the public, or (v) sell any product that is competitive with the Licensed Products or the APDN Products or engage directly or indirectly in the conduct of business with any company considered by the parties hereto to be competitive with the business as set forth in this Agreement.

7.4 During the two (2) year period following termination of this Agreement, Biowell shall not, directly or indirectly (including without limitation, through any affiliate), solicit any entity that shall have been a customer, supplier, consultant, development or joint venture partner of APDN at any time within two
(2) years prior to terminating this Agreement to cease doing business in whole or in part with Licensor or APDN, as the case may be, nor may Biowell or any affiliate do business, directly or indirectly, with any such party during such two (2) year period.

                               8. Confidentiality

8.1 Biowell shall not use or divulge or communicate to any person (other than those whose province it is to know the same or as permitted or contemplated by this Agreement or with the written approval of the other party or as may be required by law):

     (i)  any Confidential Information; or

     (ii) any of the terms of this Agreement

8.2 Biowell shall prevent the unauthorized publication or disclosure of any such Confidential Information, materials or documents and ensure that any person, subject to the written approval of Licensor, to whom the information, materials or documents are disclosed is aware that the same is confidential and is covered by a similar duty to maintain confidentiality. Biowell shall ensure that its directors, shareholders, employees, consultants, agents or advisors are aware of and comply with the confidentiality and non-disclosure provisions contained in this Section and shall indemnify Licensor and APDN as the case may be, against any loss or damage which Licensor and APDN may sustain or incur as a result of any breach of the terms hereof by Biowell, its directors, shareholders, employees, consultants, agents or advisors.


8.3 Licensor and APDN agree to reciprocate to Biowell all terms and conditions of Confidentiality as set forth in this Agreement.


                            9. Reservation of Rights

9.1      Biowell shall be permitted to:

     (i) make modifications or additions to the Technology, Product Materials, and Licensed Products in respect to any designs and such modifications or additions will be considered an improvement to such Technology, Product Materials or Licensed Products, and such modification and additions shall be governed as set forth in Sec. 1.2 and 1.3 above;

     (ii) discontinue selling Product Materials and Licensed Products if those products or parts thereof are discontinued or replaced except for those Licensed Products and Product Materials accepted to be delivered under a confirmed Purchase Order.

9.2 Licensor and APDN shall be permitted to:

     (i) make modifications or additions to the Technology, Product Materials, and APDN Products in respect to any designs as Licensor may in its discretion determine; and such modifications or additions will be considered an improvement to the such Technology, Product Materials or APDN Product line and shall be the sole and exclusive property of Licensor and such Products shall be available for license to Biowell as set forth in Sec. 1.3 above;

     (ii) require Biowell to discontinue selling Licensed Products if those products or parts thereof are discontinued or replaced, except for those Licensed Products and Product Materials accepted to be delivered under a confirmed Purchase Order; and

     (iii) require Biowell either not to use or to cease to use any advertising or promotional material in respect to the Product Materials and Licensed Products which Licensor considers not to be in Licensor's best interests, upon ninety (90) days written notice to Biowell.

                             10. Legal Relationship

10.1 Nothing herein shall contain any facts as to suggest that Licensor and Biowell are engaging in a joint venture or partnership. Biowell shall have no authority to bind Licensor or APDN to any legal obligation. Biowell shall only contract with Customers on its own behalf.

10.2 In the event that Licensor is acquired by another entity, or there is a change of control within Licensor, this Agreement shall continue to exist, with all relative rights, privileges, titles, and shall be assigned and transferred in its entirety to the new or reorganized entity.

                                 11. Termination

11.1 Licensor may terminate this Agreement if Biowell: (a) sells, assigns, or ceases to carry on, its main business or the business related to this Agreement, unless the parties mutually agree otherwise; (b) subject to Section 1.6, fails to meet any material performance requirements set forth on Exhibit 1 during the then current term of the Agreement; (c) sells any product that is competitive with the Licensed Products or the APDN Products or engaged directly or indirectly in the conduct of business with any company considered by the parties hereto to be competitive with the business as set forth in this Agreement, (d) fails to comply with any of its obligations under this Agreement or the Purchase Agreement;

11.2 This Agreement may be terminated immediately by Biowell or Licensor upon written notice to the other party in the event that such other party files any formal petition in bankruptcy or insolvency, has any formal petition in bankruptcy or insolvency filed against it and such petition is not discharged within ninety (90) days of filing, or if such other party makes any general assignment or composition for the benefit of creditors with respect to any material portion of its assets, or if such other party has any trustee, liquidator, receiver or other fiduciary appointed with respect to any material portion of its business or assets and such trustee, liquidator, receiver or other fiduciary is not removed within sixty (60) days of appointment, or commits or suffers any other similar act of bankruptcy or insolvency to occur with respect to it.

11.3 This Agreement may be terminated by Biowell, upon sixty (60) days prior written notice to Licensor if Licensor or APDN breaches any of its material obligations under this Agreement and such breach is not cured within such sixty
(60) day period.

                            12. Effect of Termination

On the termination of this Agreement:

12.1 The license grant and all rights and obligations of the parties hereunder shall automatically terminate except for such rights of action as shall have accrued prior to such termination and any obligation which expressly or by implication may be intended to come into or continue in force on or after such termination;

12.2 Biowell shall, (i) at its own expense, return to Licensor or otherwise dispose of as Licensor may instruct, all technical and promotional materials and other documents and papers whatsoever sent to Biowell and relating to the Confidential Information, Technology, Product Materials and Licensed Products or the business of Licensor or APDN (other than correspondence between the parties, copies of which shall be delivered to Licensor) and all property of Licensor or APDN in Biowell's possession or under its control, (ii) immediately cease the use, marketing, distribution and sale of the Technology, Product Materials, Licensed Products and APDN Products, (iii) deliver all Customer information to Licensor, and (iv) cease the use of all trademarks and logos of APDN.

                           13. Exclusion of Liability

13.1 Except as set out in this Agreement, or to the extent required by law, all conditions, warranties and representations, expressed or implied, in relation to any Technology, Product Materials and Licensed Products which may be transferred from Biowell to the Licensor under the Purchase are excluded by Licensor.

13.2 Except as otherwise provided in this Agreement, neither Licensor nor APDN shall be liable to Biowell, whether for negligence, products liability, breach of contract, misrepresentation or otherwise, for:

     (i) loss or damage incurred by Biowell as a result of third party claims in relation to Intellectual Property Rights originally transferred from Biowell to the Licensor under the Purchase Agreement; or

     (ii)  indirect or  consequential  damage  suffered  by a party,  including,
without  limitation,   loss  of  profits,  goodwill,   business  opportunity  or
anticipated saving.

13.3 No party shall be liable to any other party for any loss, damages, expenses or liabilities arising from an infringement or claim of infringement of third party rights in the Intellectual Property Rights subsisting in the Technology, Product Materials and Licensed Products howsoever arising in connection with this Agreement.

13.4 (i) Biowell warrants that all Licensed Products and Product Materials sold by Biowell under the terms of this Agreement will be materially free from defects in workmanship and materials and substantially conform to the relevant "Specifications", reasonably formulated by Licensor or APDN and set forth on Schedule A attached hereto, as amended from time to time by Licensor and consented to by Biowell, under normal use and service for a period of twelve
(12) months after delivery to the carrier for shipment (the "Biowell Warranty Period"). During the Biowell Warranty Period, a party may notify Biowell if all or any portion of such Product Materials or Licensed Products contains a material defect in materials or workmanship, or otherwise fails to conform substantially to the Specifications. Provided that such notice is received during the Biowell Warranty Period, Biowell shall promptly (but not later than thirty (30) days after receiving such notice) correct, at its own expense (which will include all shipping expenses), any such defect by repairing such defective Product Materials and/or Licensed Products or, at Biowell 's discretion, by delivering equivalent Product Materials and/or Licensed Products replacing such defective Product Materials and Licensed Products. Biowell may inspect and verify such alleged defect without need to ship the alleged defective items to Taiwan.

     (ii) APDN warrants that all APDN Products sold by APDN under the terms of this Agreement will be materially free from defects in workmanship and materials and substantially conform to the relevant "Specifications", reasonably formulated by Licensor or APDN and set forth on Schedule A attached hereto, as amended from time to time by Licensor, under normal use and service for a period of twelve (12) months after delivery to the carrier for shipment (the "APDN Warranty Period"). During the APDN Warranty Period, a party may notify APDN if all or any portion of such Product Materials or APDN Products contains a material defect in materials or workmanship, or otherwise fails to conform substantially to the Specifications. Provided that such notice is received during the APDN Warranty Period, APDN shall promptly (but not later than thirty
(30) days after receiving such notice) correct, at its own expense (which will include all shipping expenses), any such defect by repairing such defective Product Materials and/or APDN Products or, at such party's option, by delivering equivalent Product Materials and/or APDN Products replacing such defective Product Materials and APDN Products. APDN may inspect and verify such alleged defect without need to ship the alleged defective items to an APDN facility.

     (iii) The  remedies  for any breach of warranty  as listed in this  Section
13.4 shall be the sole and exclusive remedies available to a party at law or in equity.

13.5 WARRANTY EXCLUSIONS. NEITHER BIOWELL NOR APDN SHALL BE LIABLE UNDER ANY WARRANTY IF ITS TESTING AND EXAMINATION DISCLOSES THAT THE ALLEGED DEFECT IN THE LICENSED PRODUCT, APDN PRODUCT OR PRODUCT MATERIAL DOES NOT EXIST (PROVIDED THAT VERIFIABLE PROOF OF SUCH TESTING AND EXAMINATION IS PROVIDED) OR WAS CAUSED BY MISUSE, NEGLECT, IMPROPER STORAGE OR INSTALLATION OR TESTING, UNAUTHORIZED ATTEMPTS TO REPAIR, OR BY ACCIDENT, FIRE, LIGHTNING OR OTHER HAZARD.

13.6 Biowell will be liable for the Licensed Product manufactured by Biowell. Biowell shall maintain in full force and effect at all times during the term of this Agreement, comprehensive "occurrence" general liability insurance, including "occurrence" product liability and contractual liability insurance coverage with respect to the Licensed Products with minimum limits of liability of One Million US Dollars (US$ 1,000,000.00) or otherwise agreed in writing by both Parties. Such insurance will name Licensor and APDN as additional joint insureds thereon. Biowell will, from time to time upon reasonable request by APDN and Licensor, promptly furnish or cause to be furnished to APDN and Licensor evidence in form and substance satisfactory to APDN and Licensor of the maintenance of the insurance required by this Section, including certificates of insurance and proof of premium payments. APDN and Licensor's customers are not required to go to Biowell directly to file a claim of product liability. Biowell will take all necessary actions to defend APDN and Licensor with respect to any such claim. All expenses in this matter shall be paid by Biowell or Biowell's insurance.

13.8 APDN will be liable for the APDN Products manufactured by APDN. APDN shall maintain in full force and effect at all times during the term of this Agreement, comprehensive "occurrence" general liability insurance, including "occurrence" product liability and contractual liability insurance coverage with respect to the Licensed Products with minimum limits of liability of One Million US Dollars (US$ 1,000,000.00) or otherwise agreed in writing by both Parties. Such insurance will name Biowell as additional joint insureds thereon. APDN will, from time to time upon reasonable request by Biowell, promptly furnish or cause to be furnished to Biowell evidence in form and substance satisfactory to Biowell of the maintenance of the insurance required by this Section, including certificates of insurance and proof of premium payments. Customers are not required to go to APDN directly to file a claim of product liability. APDN will take all necessary actions to defend Biowell with respect to any such claim. All expenses in this matter shall be paid by APDN or APDN's insurance.

13.9 EXCEPT FOR THE EXPRESSED WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

13.10. In no event shall the aggregate liability of Biowell or APDN and Licensor in connection with this Agreement, or any other materials or services provided under this Agreement, whether arising in contract, tort or under any other legal theory (including, without limitation, negligence or strict liability), exceed the total value of the relevant Purchase Order.

13.11. Biowell will be responsible for any warranty claim received from its customers and shall seek appropriate compensation from APDN for any Products manufactured or delivered by APDN and its associates concerning the Licensed Products and Product Materials provided by APDN.

                        14. Intellectual Property Rights

14.1 All Intellectual Property Rights, including without limitation patents, designs, utility models, copyrights, trade or service marks, Know-How, trade secrets and other proprietary information, in or relating to the Technology, Product Materials, APDN Products and Licensed Products and any other products and services related thereto are and shall remain the sole and exclusive property of Licensor. Except as otherwise provided in this Agreement, Biowell shall have no right to use or obtain for its own benefit or grant any licenses with respect to the Technology, APDN Products, Licensed Products, Product Materials, or any other related products or services or any of the Intellectual Property Rights therein or relating thereto.

14.2 Each party shall notify the other party as soon as it receives any knowledge of any illegal or unauthorized use of any of the Technology, Product Materials, APDN Products and Licensed Products or any of the Intellectual Property Rights therein or relating thereto and Biowell will assist Licensor (at Licensor's expense) in taking all steps necessary to defend Licensor's rights therein.

14.3 Biowell shall not in any way: (a) disassemble or reverse engineer the Technology, Product Materials, APDN Products and Licensed Products and any related products supplied hereunder except as provided for in Sec. 1.2 above;
(b) transfer possession of any Technology, Product Materials, APDN Products and Licensed Products and any related products supplied hereunder to another party, except as expressly permitted herein; or (c) use the Technology, Product Materials, APDN Products and Licensed Products and any related products supplied hereunder in any way not expressly provided for in this Agreement.

14.4 (a) Subject to the express prior written approval of Licensor, which approval shall not be unreasonably withheld, Biowell may use the trademarks and logos of Licensor and APDN for the sole purpose of marketing, reselling and promoting the Licensed Products in the Biowell Territory under, and during the term of, this Agreement and (b) Subject to the express prior written approval of Biowell, which approval shall not be unreasonably withheld, Licensor and APDN may use the trademarks and logos of Biowell for the sole purpose of marketing, reselling and promoting the Products during the term of this Agreement. All Licensed Products, packaging, labeling, advertising, promotional or other materials to be used by Biowell, which shall bear or display the trademarks and/or logos of Licensor or APDN, shall be subject to APDN's prior inspection and approval, which approval shall not be unreasonably withheld, delayed or conditioned.

                                   15. General

15.1 The interpretation, validity and performance of the Agreement shall be governed by the laws of the State of Nevada, without regard to its conflicts of laws rules. The Agreement is also subject to the Fair Trade Act in Taiwan and the Principles for Handling Cases Related to Technology Licensing Agreements. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement or any breach thereof which cannot be resolved within sixty (60) Business Days of formal notification of default or dispute as set forth in Section 15.2 shall be exclusively submitted to binding arbitration. The arbitration shall be conducted in English language and by the International Chamber of Commerce which shall administer the arbitration under its commercial rules. The arbitration shall take place in Honolulu, Hawaii, United States or other jurisdictions agreed to in writing by the Parties. The parties hereto irrevocably submit to the exclusive jurisdiction of such entity. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such venue or any defenses of inconvenient forum in connection therewith. The arbitrators shall have no authority to change or modify any provision of this Agreement. Each party shall bear its own expenses and one-half of the expenses and costs of the arbitrators; provided that the arbitrators may award expenses and costs (including attorneys' fees) to either party.

15.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by express courier (charges prepaid) or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Biowell, Licensor and APDN shall be sent to the addresses indicated below:

         If to Biowell to:

         Biowell Technology, Inc.
         18F No 959 Chung Cheng Road
         Chungho City
         Taipai County
         Taiwan 235
         ROC

         with a copy to:
         Dr. Jun-Jei Sheu Chairman & CEO
         Fax: 011-886-2-22215258

         If to APDN or Licensor to:

         Applied DNA Sciences, Inc.
         9229 West Sunset Boulevard, Suite 830
         Los Angeles, California 90069

         with a copy to:
         Peter Brocklesby
         President
         Fax: 310-860-1303


15.3 This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will form one agreement. Delivery of an executed copy of this Agreement by facsimile transmission will have the same effect as delivery of an original signed counterpart.

15.4 The failure of either party hereto to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of any right hereunder nor shall it deprive that party of the right to insist upon the strict adherence to that term or any other term of this Agreement at some other time.

15.5 This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto. No variation, amendment or modification of the terms of this Agreement nor any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each party.

15.6 If any provision(s) contained herein shall be deemed by any court of competent jurisdiction or arbitrator to be invalid, illegal or unenforceable for any reason (including, but not limited to a violation of, or failure to comply with, the then applicable provisions of the Fair Trade Act and/or the Principles for Handling Cases Related to Technology Licensing Agreements), then the parties hereto agree that said provision(s) shall be modified by the court or arbitrator so as to be enforceable to the maximum extent permitted by law (including the Fair Trade Act and/or the Principles for Handling Cases Related to Technology Licensing Agreements) and in such modified form shall be enforced in the manner contemplated hereby.

15.7 Each of the parties to this Agreement shall be responsible for its own taxes and expenses whether arising from or in connection with the execution and delivery of this Agreement or otherwise.

15.8 Each of the parties hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, they may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in aid of arbitration to preserve and protect the rights of the parties pending action by the arbitration panel.

15.9 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Biowell, including by operation of law, without the prior written consent of Licensor. For purposes hereof, an assignment shall be deemed to have occurred upon (i) any merger or consolidation of Biowell, which merger or consolidation results in the holders of the issued and outstanding voting securities of Biowell immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such merger or consolidation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of Biowell, or (iii) the sale, transfer or other disposition of more than fifty percent (50%) of the issued and outstanding equity or voting rights of Biowell. Subject to the exercise of its rights under Section 11.1(a), any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 15.9 shall be null and void and shall not bind or be recognized by the Licensor or APDN.

15.10 Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources, lockouts, civil commotions, and other unforeseeable supervening events; provided that the party claiming any such cause as an excuse for non-performance must provide written notice thereof to the other party within fifteen (15) days of the happening of the event that is the basis for the delay or failure to perform. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

15.11 The provisions of this Section and Sections 3.5, 3.6, 4.2, 5.1, 7.4, 8, 12, 13, 14 and 15.1 will survive the termination of this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two copies of which each has received one.

         Biowell Technology Inc.                 APDN (B.V.I.) Inc.


         By: /s/ JUN-JEI SHEU                    By: /s/ PETER BROCKLESBY
             ----------------                        --------------------

         Name: Jun-Jei Sheu                      Name: Peter Brocklesby

         Title: Chairman & CEO                   Title:  Authorized Signatory

         Date:                                   Date:


         Applied DNA Sciences, Inc.              Applied DNA Sciences, Inc.


         By: /s/ PETER BROCKLESBY                By: /s/ ROB HUTCHISON
             --------------------                    -----------------

         Name: Peter Brocklesby                  Name: Rob Hutchison

         Title:  President                       Title:  Chairman and CEO

         Date:                                   Date: